Exhibit 99.1
BUSINESS OBJECTS REPORTS RECORD Q1 FISCAL 2007 RESULTS
Total Revenues Up 20 Percent
Double-Digit Revenue Growth in All Geographies
Announces $100 Million Share Repurchase Program
PARIS and SAN JOSE, Calif. – April 25, 2007 – Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code FR0004026250 – BOB), the world’s leading provider of business intelligence (BI) solutions, today announced results for the first quarter of fiscal 2007. In a separate press release, the company also announced that its board of directors has authorized a stock repurchase program of up to $100 million.
Total revenues for the first quarter of 2007 were $334 million, up 20 percent year-over-year. License revenues for the first quarter of 2007 were $137 million, up 9 percent year-over-year. Services revenues, including maintenance and global professional services, for the first quarter of 2007 were $197 million, up 29 percent year-over-year.
US GAAP diluted earnings per share for the first quarter of 2007 were $0.06 (after including a legal contingency reserve of $26 million, an impact of $0.15 per share). US GAAP diluted earnings per share for the first quarter of 2006 were $0.13. Non-GAAP diluted earnings per share for the first quarter of 2007 were $0.41, up 24 percent year-over-year, as compared to $0.33 per share for the first quarter of 2006.
“The first quarter was a strong confirmation of our strategy and ability to execute in the market, with total revenues up 20 percent and non-GAAP operating income up 37 percent,” stated John Schwarz, chief executive officer of Business Objects. “More importantly, we continue to strengthen our competitive position in both the enterprise market and the mid-market with new products and technologies. We are enhancing our strong partnership with CIOs, and opening a new growth path by delivering a complete suite of fully integrated EPM and BI solutions for CFOs and line-of-business executives.”
All figures referred to herein are stated in US dollars unless otherwise indicated. On a constant currency basis for the first quarter of 2007, total revenues were up 14 percent year-over-year, license revenues were up 3 percent year-over-year, and services revenues were up 23 percent year-over-year. The non-GAAP results for the first quarter of fiscal 2007, as defined below in the section “Use of Non-GAAP Financial Measures,” differ from results measured under US GAAP as they exclude amortization of intangible assets, write-off of in-process R&D, stock-based compensation expense, and other non-recurring or non-cash charges. A reconciliation of US GAAP to non-GAAP results is included at the end of this press release.

Q1 Fiscal 2007 Highlights
Continued Customer Success
•	During the quarter, the company added more than 1,200 new customers, bringing the total to over 43,000 worldwide.

•	Notable wins included: Alitalia Services; AstraZeneca; BNP Paribas; China Mobile; Delta Dental; Department of the Navy Criminal Investigative Information System; Dollar Tree Stores, Inc.; FEMA National Flood Insurance Program; FinanzIT GmbH; ICI Paints; National Australia Bank; Samsung Electronics Co. Ltd; Simplot Australia Pty Ltd; The Administrative Office of the US Courts; and Zions Bancorporation.
Double-Digit Revenue Growth in All Geographies
•	Total revenues in the Americas for the first quarter of 2007 were $173 million, up 17 percent year-over-year. The Americas closed 4 transactions over $1 million in license revenues in the first quarter.

•	Total revenues in Europe, Middle-East and Africa (or EMEA) for the first quarter of 2007 were $137 million, up 23 percent year-over-year (up 11 percent in constant currencies). EMEA closed 6 transactions over $1 million in license revenues in the first quarter.

•	Total revenues in Asia-Pacific and Japan (or APJ) for the first quarter of 2007 were $24 million, up 27 percent year-over-year. APJ closed 2 transactions over $1 million in license revenues in the first quarter.
New Products Drive License Revenues
•	License revenues continue to be driven by very rapid growth in Enterprise Performance Management and Enterprise Information Management.

•	License revenues in Information Discovery and Delivery continue to show a consistently improving trend, as strong growth in BusinessObjects XI has now balanced the decline of older product lines.

•	Continued product innovation, including the recent releases of BusinessObjects XI Release 2 Productivity Suite for the enterprise market and Business Objects Crystal Decisions for the mid-market, is expected to drive future license revenue growth.
Continued Strength in Maintenance and Consulting Drive Services Revenues
•	Maintenance revenues for the first quarter of 2007 were $144 million, up 32 percent year-over-year (up 26 percent in constant currencies). The strong customer renewal rate on maintenance contracts and the drive for higher-value support relationships produced great results. This is further underscored by increased customer satisfaction with our support services, which improved in all geographies.

•	Global services revenues for the first quarter of 2007 were $53 million, up 21 percent year-over-year (up 16 percent in constant currencies).
Higher Gross Margin and Operating Efficiencies Producing Stronger Profits
•	Gross margin improved by approximately one percentage point on both a US GAAP as well as a non-GAAP basis, based on the strength of maintenance revenues and improved global services margins.

•	Income from operations on a US GAAP basis for the first quarter of 2007 was $6 million, after including a non-cash accrual of $26 million relating to the previously announced jury decision. Income from operations on a US GAAP basis for the first quarter of 2006 was $18 million.

•	Income from operations on a non-GAAP basis for the first quarter of 2007 grew by 37 percent to $55 million, or 16 percent of total revenues, as compared to $40 million, or 14 percent of total revenues, for the first quarter of 2006.
Strong Balance Sheet and Cash Flow
•	Total cash, cash equivalents and short-term investments were $637 million at March 31, 2007, up $125 million from December 31, 2006.

•	Total deferred revenues were $341 million at March 31, 2007, up $47 million from December 31, 2006.

•	Accounts receivable, on a days-sales-outstanding (DSO) basis, were 83 days for the first quarter of 2007, as compared to 80 days for the first quarter of 2006.
Pending Acquisition of Cartesis
The company recently announced its intent to acquire Cartesis, a leading specialist in enterprise performance management (EPM) software with more than 1,300 customers worldwide. Cartesis provides financial reporting, consolidations, and planning capabilities, as well as a new governance, risk, and compliance portfolio. We expect this acquisition to add significant functionality to Business Objects’ EPM suite, and enhance the company’s ability to provide fully-integrated EPM and BI solutions to the office of the CFO and other line-of-business executives.
Under the terms of the agreement with Cartesis, Business Objects will pay an enterprise value of €225 million (approximately $300 million) in cash. The acquisition is expected to close within the next 90 days, subject to regulatory approval, Cartesis shareholder approval, and other customary closing conditions. Due to purchase accounting adjustments, the transaction is expected to be neutral to slightly accretive to earnings for the first year post closing and accretive thereafter, as revenue synergies and economies of scale are realized.
Business Outlook
“Our strong cash generation demonstrates the overall strength of our business,” said Jim Tolonen, chief financial officer of Business Objects. “Our guidance for fiscal 2007 reflects continued double-digit revenue growth, increased revenue benefit from currency exchange rates, and non-GAAP margin expansion. More specifically, we are raising our annual guidance for non-GAAP earnings per share to reflect the strong first quarter results. Our full year guidance for US GAAP earnings per share reflects the legal contingency reserve taken in the first quarter.”
Business Objects expects to derive revenue growth from solid execution in all geographies, with particular investment focus in Asia-Pacific and Japan; license and maintenance revenue growth at or above industry rates, driven by our market-leading end-to-end BI solution; and continued strength in services revenues. The pending acquisition of Cartesis is not included in the guidance for the second quarter or full year 2007, as this transaction has not yet closed.

Business Objects offers the following guidance for the fiscal year ending December 31, 2007:
•	Total revenues are expected to range from $1.426 billion to $1.446 billion;

•	US GAAP diluted earnings per share are expected to range from $0.91 to $1.01;

•	Non-GAAP diluted earnings per share are expected to range from $1.94 to $2.04.
US GAAP diluted earnings per share for fiscal year 2007 are expected to include approximately $51 million of stock based compensation expense, approximately $48 million of amortization of intangible assets, and $26 million for a non-cash legal reserve, which would impact EPS by approximately $1.03 per share, after tax effect.
Business Objects offers the following guidance for the second quarter ending June 30, 2007:
•	Total revenues are expected to range from $345 million to $350 million;

•	US GAAP diluted earnings per share are expected to range from $0.21 to $0.24;

•	Non-GAAP diluted earnings per share are expected to range from $0.42 to $0.45.
US GAAP diluted earnings per share for the second quarter of 2007 are expected to include approximately $12 million of stock based compensation expense and approximately $12 million of amortization of intangible assets, which would impact EPS by approximately $0.21, after tax effect.
The anticipated stock based compensation expense of approximately $12 million for the second quarter of 2007 and $51 million for fiscal year 2007 includes the impact of options assumed in prior acquisitions, as well as prior employee grants and estimated employee grants for the current year. These expected expenses are based on estimates, including future stock price, employee turnover, growth in new employees, grants to current and new employees, stock volatility, and future interest rates.
The outlook for the second quarter and fiscal year 2007 assumes a US dollar to euro exchange rate of $1.34 per €1.00, a US dollar to Canadian dollar exchange rate of $0.88 per CDN $1.00, an effective US GAAP tax rate of 43 percent, and an effective non-GAAP tax rate of 33 percent. The non-GAAP tax rate differs from the US GAAP tax rate due to the elimination of the tax rate effect of the US GAAP expenses that are being excluded to arrive at the non-GAAP expenses.
The above information concerning our forecast for the second quarter and fiscal year 2007 represents our outlook only as of the date hereof, and we undertake no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.
Legal Contingency Reserve
The company is a defendant in a patent infringement lawsuit filed by Informatica against Acta Technology. The case has been in litigation for four and a half years, and was inherited by Business Objects when it acquired Acta Technology in July 2002. On April 2, 2007, a jury decided in favor of Informatica. No cash payment has been made as this trial is still ongoing, pending the judge’s decision on the enforceability of the two patents in question and the final amount of the damages. In the event of an unfavorable ruling, we could appeal this case. However, since a jury verdict has been rendered, the company recorded an accrual of $26 million in the first quarter of 2007.
Conference Call
Business Objects will hold a conference call to discuss its financial results for the first quarter of 2007 on April 25, 2007. The call will begin at 5:00 a.m. PT (8:00 a.m. ET, 1:00 p.m. GMT, 2:00 p.m. CET). The dial-in numbers are +1 (800) 399-7988 for North America and +1 (706) 634-5428 for Europe and Asia, with ID # 5165044. The conference call also will be webcast live, and can be accessed on the investor relations section of the company’s website at www.businessobjects.com/company/investors/. A replay of the webcast will be available on the site approximately two hours after the end of the live call.
Accounting Principles
Business Objects prepares its financial statements in accordance with US GAAP. Because the company is listed on both the Eurolist by Euronext™ in France and the Nasdaq Global Select Market in the United States, it is required to separately report consolidated financial statements prepared in accordance with both US GAAP and International Financial Reporting Standards (“IFRS”). The most significant identified differences between the two reporting standards for Business Objects relate to the treatment of stock-based compensation expense, the accounting for deferred tax assets on certain intercompany transactions and the accounting for business combinations.
In accordance with French regulations and IFRS, Business Objects filed with the Autorité des Marchés Financiers in France its Document de Référence 2006 on April 6, 2007 under the registration number D.07-0285, which included its consolidated financial statements for the year ended on December 31, 2006, presented in accordance with International Financial Reporting Standards. The Document de Référence 2006 includes the consolidated information that Business Objects published on April 18, 2007 to the Bulletin des Annonces Légales Obligatoires (“BALO”) in France.
Use of Non-GAAP Financial Measures
The non-GAAP financial measures such as operating income, net income, and earnings per share information for the first quarter of 2007 included in this press release are different from those otherwise presented under US GAAP as these non-GAAP measures exclude certain charges. These charges include the write-off of in-process research and development, amortization of intangible assets, stock-based compensation expense, and other non-recurring or non-cash charges. The non-GAAP tax rate differs from the US GAAP tax rate due to the elimination of the tax rate effect of the US GAAP expenses that are being eliminated to arrive at the non-GAAP expenses. Business Objects has provided these measures in addition to US GAAP financial results because management believes these non-GAAP measures provide a consistent basis for comparison between quarters and of growth rates year-over-year that are not influenced by certain non-cash charges or impacts of prior period acquisitions, and therefore are helpful in understanding Business Objects’ underlying operating results. In addition, this press release also includes non-GAAP measures that use a constant currency to separate the impact of conversion from other foreign currencies to US dollars from other changes in our business. These non-GAAP measures are some of the primary measures Business Objects’ management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, US GAAP and these non-GAAP measures may not be comparable to information provided by other companies. Reconciliations of US GAAP to non-GAAP results are presented at the end of this press release.
Forward-Looking Statements
This document contains forward-looking statements that involve risks and uncertainties concerning the company’s expected financial performance for the second quarter and full year 2007, the company’s expected growth and profitability, the company’s product and business strategies, the company’s strategic relationships, the company’s licensing and adoption of its BusinessObjects XI products, and the company’s on-demand business intelligence solutions and the company’s proposed acquisition of Cartesis. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, fluctuations in the company’s quarterly and yearly operating results; the company’s ability to estimate and sustain or increase its profitability; the company’s ability to attract, migrate and retain customers for BusinessObjects XI; the enterprise performance management products and products acquired from nSite Software, Inc.; the company’s ability to issue new releases of its products, including those obtained through acquired businesses; the company’s ability to timely complete and successfully integrate the acquisition of Cartesis and the company’s ability to integrate acquired businesses successfully; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results, including FAS 123(R); the introduction of new products by competitors or the entry of new competitors into the markets for Business Objects’ products; the impact of the pricing of competing technologies; the company’s ability to preserve its key strategic relationships; the company’s reliance upon selling products only in the Business Intelligence software market; the company’s ability to manage large scale deployments; the company’s mid-market strategy; and economic and political conditions in the US and abroad. More information about potential factors that could affect Business Objects’ business and financial results is included in Business Objects’ Form 10-K for the year ended December 31, 2006, which is on file with the SEC and available at the SEC’s website at www.sec.gov. Business Objects is not obligated to undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.
About Business Objects
Business Objects is the world’s leading business intelligence (BI) software company, with more than 43,000 customers worldwide, including over 80 percent of the Fortune 500. Business Objects helps organizations of all sizes create a trusted foundation for decision making, gain better insight into their business, and optimize performance. The company’s innovative business intelligence suite, BusinessObjects™ XI, offers the BI industry’s most advanced and complete solution for performance management, planning, reporting, query and analysis, and enterprise information management. BusinessObjects XI includes the award-winning Crystal line of reporting and data visualization software. Business Objects has also built the industry’s strongest and most diverse partner community, and offers consulting and education services to help customers effectively deploy their business intelligence projects.

Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
Business Objects and the Business Objects logo, BusinessObjects, WebIntelligence, Crystal Reports, Intelligent Question, Xcelsius, and Desktop Intelligence are trademarks or registered trademarks of Business Objects S.A. or its affiliated companies in the United States and/or other countries. All other names mentioned herein may be trademarks of their respective owners.

Business Objects Investor Contacts:	Business Objects Public Relations Contacts:

John Ederer	Peter Olson
Vice President of Investor Relations	Senior Manager of Public Relations
+1 (408) 953 6064	+1 (408) 953 6320
john.ederer@businessobjects.com	peter.olson@businessobjects.com

Philippe Laguerre
Edouard Lassalle
Director of Investor Relations EMEA	Director of Public Relations EMEA
+33 (1) 41 25 24 33	+33 (1) 41 25 38 15
edouard.lassalle@businessobjects.com	philippe.laguerre@businessobjects.com

Nina Camera
Senior Manager, U.S. Investor Relations
+1 (408) 953 6138
nina.camera@businessobjects.com

BUSINESS OBJECTS S.A.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except nominal value per ordinary share)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$631,479	$506,792
Short-term investments	5,760	5,736
Restricted cash	38,449	42,997
Accounts receivable, net	309,063	334,387
Deferred tax assets	12,483	15,189
Prepaid and other current assets	68,341	59,462

Total current assets	1,065,575	964,563

Goodwill	1,270,181	1,266,057
Other intangible assets, net	117,391	128,635
Property and equipment, net	90,695	91,091
Deposits and other assets	17,567	20,897
Long-term restricted cash	11,169	11,131
Long-term deferred tax assets	11,771	12,616

Total assets	$2,584,349	$2,494,990

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,187	$36,070
Accrued payroll and related expenses	85,321	105,967
Income taxes payable	2,221	96,088
Deferred revenues	332,003	283,631
Other current liabilities	131,609	106,776
Escrows payable	34,889	34,539

Total current liabilities	626,230	663,071

Long-term escrows payable	7,692	7,654
Other long-term liabilities	7,103	7,077
Long-term income taxes payable	99,292	—
Long-term deferred tax liabilities	2,521	4,597
Long-term deferred revenues	8,760	9,772

Total liabilities	751,598	692,171

Shareholders’ equity
Ordinary shares, Euro 0.10 nominal value	10,804	10,707
Additional paid-in capital	1,347,994	1,320,993
Treasury, Business Objects Option LLC, and Employee Benefit Sub-Plan Trust shares	(6,039)	(5,247)
Retained earnings	415,191	417,709
Accumulated other comprehensive income	64,801	58,657

Total shareholders’ equity	1,832,751	1,802,819

Total liabilities and shareholders’ equity	$2,584,349	$2,494,990

BUSINESS OBJECTS S.A.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per ordinary share and ADS data)

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)
Revenues:
Net license fees	$137,393	$125,894
Services	196,950	152,377

Total revenues	334,343	278,271
Cost of revenues:
Net license fees	10,870	7,976
Services	68,831	60,767

Total cost of revenues	79,701	68,743

Gross profit	254,642	209,528
Operating expenses:
Sales and marketing	137,341	117,500
Research and development	52,341	43,737
General and administrative	33,639	30,363
Legal contingency reserve	25,700	—

Total operating expenses	249,021	191,600

Income from operations	5,621	17,928
Interest and other income, net	4,129	2,855

Income before provision for income taxes	9,750	20,783
Provision for income taxes	(4,168)	(8,446)

Net income	$5,582	$12,337

Basic net income per ordinary share and ADS	$0.06	$0.13

Diluted net income per ordinary share and ADS	$0.06	$0.13

Ordinary shares and ADSs used in computing basic net income per ordinary share and ADS	95,235	92,552

Ordinary shares and ADSs and equivalents used in computing diluted net income per ordinary share and ADS	97,094	95,333

BUSINESS OBJECTS S.A.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	March 31,
	2007	2006
	(unaudited)
Operating activities:
Net income	$5,582	$12,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	8,161	7,881
Amortization of other intangible assets	12,074	8,869
Stock-based compensation expense	11,596	13,410
Excess tax benefits from stock-based compensation		(2,422)
Deferred income taxes	(729)	(2,835)
Changes in operating assets and liabilities:
Accounts receivable, net	27,609	20,800
Prepaid and other current assets	(8,600)	(5,826)
Deposits and other assets	3,360	2,516
Accounts payable	(481)	2,391
Accrued payroll and related expenses	(21,270)	(17,607)
Income taxes payable	(96)	6,163
Deferred revenues	45,466	46,416
Other liabilities	24,737	(3,824)
Short-term investments classified as trading	(24)	(302)

Net cash provided by operating activities	107,385	87,967

Investing activities:
Purchases of property and equipment	(7,031)	(10,018)
Net transfer of cash from restricted cash accounts	4,510	(191)
Increase in escrows payable	332	191

Net cash used in investing activities	(2,189)	(10,018)

Financing activities:
Proceeds from issuance of shares	15,506	11,820
Excess tax benefits from stock-based compensation	—	2,422

Net cash provided by financing activities	15,506	14,242

Effect of foreign exchange rate changes on cash and cash equivalents	3,985	781

Net increase in cash and cash equivalents	124,687	92,972
Cash and cash equivalents, beginning of the period	506,792	332,777

Cash and cash equivalents, end of the period	$631,479	$425,749

BUSINESS OBJECTS S.A.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(in millions, except per ordinary share and ADS data, unaudited)

		Three Months Ended
		March 31,
		2007	2006
GAAP Cost of Revenues		$79.7	$68.8

Amortization of intangible assets
in cost of net licence fees		(8.8)	(6.0)
in cost of services		(2.7)	(2.5)

	Total	(11.5)	(8.5)
Stock-based compensation in cost of services		(1.4)	(1.4)

	Total	(1.4)	(1.4)

Non-GAAP Cost of Revenues		66.8	58.9

GAAP Gross Profit		254.6	209.5

	% of total revenues	76%	75%
Amortization of intangible assets		11.5	8.5
Stock-based compensation		1.4	1.4

Non-GAAP Gross Profit		267.5	219.4

	% of total revenues	80%	79%

GAAP Operating Expenses		249.0	191.6

Amortization of intangible assets and in-process R&D
in sales and marketing expenses		(0.5)	(0.4)
in research and development expenses		(0.1)	0.0

	Total	(0.6)	(0.4)
Stock-based compensation
in sales and marketing expenses		(4.4)	(3.5)
in research and development expenses		(1.4)	(1.8)
in general and administrative expenses		(4.4)	(6.7)

	Total	(10.2)	(12.0)

Legal contingency reserve		(25.7)	0.0
Non-GAAP Operating Expenses		212.5	179.2

GAAP Income from Operations		5.6	17.9

	% of total revenues	2%	6%
Total amortization of intangibles and in-process R&D		12.1	8.9
Total stock based compensation		11.6	13.4
Legal contingency reserve		25.7	0.0

Non-GAAP Income from Operations		55.0	40.2

	% of total revenues	16%	14%

GAAP Net Income		5.6	12.3

Total amortization of intangibles and in-process R&D		12.1	8.9
Total stock based compensation		11.6	13.4
Legal contingency reserve		25.7	0.0
Tax effect of the above adjustments		(14.8)	(3.5)

Non-GAAP Net Income		40.2	31.1

Basic net income per ordinary share and ADS
GAAP		$0.06	$0.13
Non-GAAP		$0.42	$0.34
Diluted net income per ordinary share and ADS
GAAP		$0.06	$0.13
Non-GAAP		$0.41	$0.33

BUSINESS OBJECTS S.A.
Q1 FISCAL 2007 SUPPLEMENTAL INFORMATION
(in millions, except per ordinary share and ADS data)
(Unaudited)

	Fiscal 2006					Fiscal 2007
	Q1	Q2	Q3	Q4	Total	Q1

SUPPLEMENTAL INCOME STATEMENT INFORMATION
Revenues
Net license fees	$125.9	$123.1	$131.6	$179.6	$560.2	$137.4
Maintenance	108.6	123.5	128.5	136.9	497.4	143.8
Consulting and training	43.8	47.9	50.3	54.1	196.2	53.1

Total revenues	278.3	294.5	310.4	370.6	1,253.8	334.3

Total expenses
Cost of net license fees	2.0	2.9	3.3	3.0	10.9	2.1
Cost of services	56.9	61.6	63.8	65.5	247.9	64.7
Sales and marketing	113.6	119.0	116.9	139.1	488.6	132.5
Research and development	41.9	47.5	48.4	49.8	187.8	50.8
General and administrative	23.7	24.5	25.0	29.3	102.4	29.2
Amortization of intangible assets (1)	8.9	14.0	10.6	15.8	49.4	12.1
Stock-based compensation (2)	13.4	11.5	12.9	11.2	49.0	11.6
Legal contingency reserve	—	—	—	—	—	25.7

Total expenses	260.4	281.0	280.9	313.7	1,136.0	328.7

Income from operations	17.9	13.5	29.5	56.9	117.8	5.6

Interest and other income, net	2.9	3.0	4.7	3.2	13.8	4.2
Income before provision for income taxes	20.8	16.5	34.2	60.1	131.6	9.8
Provision for income taxes	(8.5)	(8.6)	(14.6)	(24.6)	(56.2)	(4.2)
Effective tax rate	41%	52%	43%	41%	43%	43%

Net income	12.3	7.9	19.6	35.5	75.4	5.6

Net income per ordinary share and ADS
Basic	0.13	0.09	0.21	0.37	0.81	0.06
Diluted	0.13	0.08	0.21	0.37	0.79	0.06
Ordinary shares and ADSs used in computing net income per share (000’s)
Basic	92,552	93,310	93,685	94,745	93,552	95,235
Diluted	95,333	95,083	94,976	96,776	95,368	97,094

Amortization of intangible assets
Cost of net license fees	6.0	7.4	7.5	9.0	30.1	8.8
Cost of services	2.5	2.9	2.3	2.8	10.5	2.7
Sales and marketing	0.4	0.4	0.4	0.5	1.6	0.5
Research and development (1)	—	3.3	0.4	3.5	7.2	0.1

Total	8.9	14.0	10.6	15.8	49.4	12.1

Stock-based compensation (2)
Cost of services	1.4	1.5	1.5	1.4	5.7	1.4
Sales and marketing	3.5	3.7	4.2	4.0	15.4	4.4
Research and development	1.8	1.8	1.8	1.7	7.1	1.4
General and administrative	6.7	4.5	5.4	4.1	20.8	4.4

Total	13.4	11.5	12.9	11.2	49.0	11.6

Legal contingency reserve	—	—	—	—	—	25.7

Non-GAAP income from operations (3)	40.2	39.0	53.0	83.9	216.2	55.0

% of total revenues	14%	13%	17%	23%	17%	16%
Interest and other income, net	2.9	3.0	4.7	3.2	13.8	4.2
Income before provision for income taxes	43.1	42.0	57.7	87.1	230.0	59.2
Provision for income taxes	(12.0)	(12.9)	(19.2)	(29.4)	(73.5)	(19.0)
Effective tax rate	28%	31%	33%	34%	32%	32%

Non-GAAP net income	31.1	29.1	38.5	57.7	156.5	40.2

% of total revenues	11%	10%	12%	16%	12%	12%
Non-GAAP net income per ordinary share and ADS
Basic	0.34	0.31	0.41	0.61	1.67	0.42
Diluted	0.33	0.31	0.41	0.60	1.64	0.41

(1)	Includes acquired in-process research and development related to acquisitions

(2)	Represents stock-based compensation expense recorded in accordance with FAS 123R.

(3)	Non-GAAP measures are reconciled from US GAAP figures. Non-GAAP measures exclude in-process research and development, amortization of intangible assets, stock-based compensation expense, and legal contingency reserve.

BUSINESS OBJECTS S.A.
Q1 FISCAL 2007 SUPPLEMENTAL INFORMATION
(in millions, except for number of transactions, DSO and headcount information)
(Unaudited)

	Fiscal 2006					Fiscal 2007
	Q1	Q2	Q3	Q4	Total	Q1

REVENUE ANALYSIS

Total revenues by geography

Americas	$147.2	$167.7	$175.1	$197.7	$687.7	$172.8

EMEA	112.0	106.8	112.7	147.5	479.0	137.2
Asia Pacific, including Japan	19.1	20.0	22.6	25.4	87.1	24.3

Total	$278.3	$294.5	$310.4	$370.6	$1,253.8	$334.3

Analysis of currency impact (year-over-year)

Reported revenue growth rate	12%	12%	19%	22%	16%	20%
Constant currency growth rate	17%	12%	16%	16%	16%	14%

Impact of foreign currency on growth rate	-5%	0%	3%	6%	0%	6%

	Fiscal 2006					Fiscal 2007
	Q1	Q2	Q3	Q4	Total	Q1

LICENSE REVENUE ANALYSIS

License revenues by channel

Direct	54%	48%	52%	57%	54%	60%
Indirect	46%	52%	48%	43%	46%	40%

Total	100%	100%	100%	100%	100%	100%

Number of transactions by size

Over $1 million	9	4	9	13	35	12
$200 thousand to $999 thousand	104	113	107	157	481	121

	Fiscal 2006				Fiscal 2007
	Q1	Q2	Q3	Q4	Q1

SELECTED BALANCE SHEET ITEMS

Cash and cash equivalents, restricted cash, and short-term investments	$474	$532	$548	$567	$687
DSO (Days sales outstanding)	80	73	73	81	83

HEADCOUNT

Total headcount	4,484	4,977	5,141	5,208	5,428